Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

GEOSPACE TECHNOLOGIES CORPORATION

AND

TEXAS GEOSPACE TECHNOLOGIES CORPORATION

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into by and between Geospace Technologies Corporation, a Delaware corporation (“Parent”), and Texas Geospace Technologies Corporation, a Texas corporation (“Subsidiary”), as of the 16th day of April, 2015.

WHEREAS, Parent owns all of the outstanding shares of each class of capital stock of Subsidiary;

WHEREAS, the board of directors of Parent has declared it advisable and to the advantage, welfare, and best interests of the Parent and its stockholders to merge Parent with and into Subsidiary pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the provisions of the Texas Business Organizations Code (“TBOC”), with Subsidiary being the surviving corporation upon the terms and conditions hereinafter set forth;

WHEREAS, the board of directors of Parent have approved this Agreement and directed that the Agreement be and submitted to the stockholders of Parent for their consideration and approval, and such stockholders have approved this Agreement;

WHEREAS, Parent, in its capacity as the sole shareholder of Subsidiary, has adopted this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1.	Merger.

1.01 Parent shall, pursuant to the provisions of Section 253 of the DGCL and 10.006 of the TBOC, be merged with and into Subsidiary (the “Merger”), which shall be the surviving corporation from and after the date on which a certificate of merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”), and which shall continue to exist under the name Geospace Technologies Corporation (the “Surviving Corporation”) under the laws of the State of Texas. The Merger shall have the effects set forth in the TBOC, the DGCL and this Agreement. Without limiting the generality of the foregoing sentence, and subject thereto, at the Effective Time:

(a) the separate existence of the Parent and the Subsidiary shall cease;

(b) all rights, title, and interests to all real estate and other property owned by the Parent and the Subsidiary is allocated to and vested, subject to any existing liens or other encumbrances on the property, in the Surviving Corporation without: reversion or impairment; any further act or deed; or any transfer or assignment having occurred;

(c) all liabilities and obligations of the Parent and the Subsidiary are allocated to the Surviving Corporation;

(d) the Surviving Corporation shall be the primary obligor for such liabilities or obligations;

(e) the Surviving Corporation shall be substituted in any proceeding pending by or against the Parent or the Subsidiary;

(f) all acts, plans, policies, contracts, approvals and authorizations of the Parent and the Subsidiary and each of its respective officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Parent and Subsidiary prior to the Merger, and the employees of the Parent and Subsidiary shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of the Parent and the Subsidiary; and

(g) the assets, liabilities, reserves and accounts of the Parent and the Subsidiary shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of the Parent or the Subsidiary subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Merger.

2.	Certificate of Formation; Name.

The Certificate of Formation of Subsidiary, as in force and effect prior to the Effective Time, shall be amended and superseded in its entirety by the Amended and Restated Articles of Incorporation attached hereto as Annex I, which Amended and Restated Articles of Incorporation shall become, at the Effective Time, the articles of incorporation of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof and applicable law. The name of the Surviving Corporation shall be “Geospace Technologies Corporation.”

3.	Bylaws.

The bylaws of Subsidiary, as in force and effect prior to the Effective Time, shall be amended and superseded in its entirety by the bylaws attached hereto as Annex II, which Bylaws shall become, at the Effective Time, the articles of incorporation of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof and applicable law.

4.	Directors and Officers.

The directors and officers of the Parent in office at the Effective Time shall be the directors and officers of the Surviving Corporation in office at the Effective Time, all of whom shall hold their offices for the balance of the term for which such individual was elected a director of Parent until the election and qualification of their respective successors or until their earlier removal, resignation or death in accordance with the bylaws of the Surviving Corporation.

5.	Exchange of Capital Stock.

(a) At the Effective Time, each issued and outstanding share of common stock, $0.001 par value per share of Parent (the “Geospace Delaware Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted into one fully paid and non-assessable common share, par value $0.001 per share of the Surviving Corporation (the “Geospace Texas Shares”).

(b) Each Geospace Delaware Share held in treasury of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, be cancelled and retired and shall cease to exist, and shall not be converted into shares or other securities of the Surviving Corporation or the right to receive cash or any other property or rights.

(c) Each Geospace Texas Share, issued and outstanding immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of Parent, be cancelled and retired and shall cease to exist, and shall not be converted into shares or other securities of the Surviving Corporation or the right to receive cash or any other property or rights.

(d) At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding Geospace Delaware Shares (a “Delaware Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of Geospace Texas Shares into which the Geospace Delaware Shares represented by such Delaware Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement. The registered holder of any Delaware Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of Parent, or of the transfer agent in respect of the Geospace Delaware Shares, immediately prior to the Effective Time, shall, until such Delaware Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the Geospace Texas Shares into which the Geospace Delaware Shares represented by any such Delaware Certificate have been converted pursuant Agreement.

(e) Each holder of a Delaware Certificate shall, upon the surrender of such Delaware Certificate to Surviving Corporation, or the transfer agent in respect of the Geospace Texas Shares, for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation, or the transfer agent in respect of the Geospace Texas Shares, a certificate (a “Texas Certificate”) representing the number of Geospace Texas Shares into which the Geospace Delaware Shares represented by such Delaware Certificate have been converted pursuant to this

Agreement. If any such Texas Certificate is to be issued in a name other than that in which the Delaware Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Delaware Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Texas Certificate in a name other than that of the registered holder of the Delaware Certificate surrendered, or establishing to the satisfaction of the Surviving Corporation, or the transfer agent in respect of the Geospace Texas Shares, that such tax has been paid or is not applicable.

(f) Where no Delaware Certificate has been issued in the name of a holder of Geospace Texas Shares, a “book entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of the Surviving Corporation to evidence the issuance to such holder of an equal number of Geospace Texas Shares.

6.	Equity Plans.

(a) As of the Effective Time, the Surviving Corporation hereby assumes each of: (i) the 1997 Key Employee Stock Option Plan (the “1997 Plan”); (ii) the 2014 Long Term Incentive Plan (“2014 Plan”, and collectively with the 1997 Plan, the “Equity Plans”). The Surviving Corporation shall perform all of Parent’s outstanding obligations under the Equity Plans and any related award agreements upon the same terms and subject to the same conditions as set forth in the Equity Plans and related award agreements as in effect at the Effective Time. The Surviving Corporation shall reserve for purposes of the Equity Plans a number of Geospace Texas Shares equal to the number of Geospace Delaware Shares reserved by Parent for issuance under the Equity Plans as of the Effective Time.

(b) Each outstanding option under the Equity Plans shall, by virtue of the Merger and without any action of the part of the holder of such option, be converted into and become an option to purchase the same number of Geospace Texas Shares, as applicable, at the same option price per share and upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect at the Effective Time.

(c) Geospace Texas Shares shall become issuable upon the vesting of restricted shares and awards of the restricted stock units granted under the 2014 Plan by virtue of the Merger and without any action on the part of the holder of any such restricted share, restricted stock unit or share, upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect at the Effective Time.

(d) The Surviving Corporation shall assume each of Parent’s other employee benefit plans and arrangements and the obligations of Parent thereunder upon the same terms and subject to the same conditions as set forth in such plans and arrangements as in effect at the Effective Time.

7.	Execution, Filing and Recordation.

Parent and Subsidiary agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware and the State of Texas and that they will cause to be performed all necessary acts within the State of Delaware, the State of Texas and elsewhere to effectuate the merger herein provided for.

8.	Miscellaneous.

(a) This Agreement shall be submitted to the stockholders of the Parent for their consideration and adoption at a meeting of such stockholders in accordance with the provisions of Section 252 of the DGCL and Section 10.006 and Section 21.452 of the TBOC.

(b) Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the Parent and the Subsidiary, after authorization of such action by the Boards of Directors of the Parent and the Subsidiary, at any time prior to the filing of articles of merger or a certificate of merger with the Secretary of State of the State of Texas and with the Secretary of State of the State of Delaware, respectively, except that after the adoption of this Agreement by the stockholders of Parent, there shall be no amendments to this Agreement that would: (a) alter or change the amount or kind of shares or other property or rights to be received by the holders of any class or series of shares of the Parent or the Subsidiary in the Merger; (b) alter or change any term of the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of shares of the Parent or the Subsidiary.

(c) The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Parent, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and the Surviving Corporation irrevocably appoints the Secretary of State of the State of Delaware as the Surviving Corporation’s agent to accept service of process in any such suit or other proceeding; a copy of such process shall be mailed by the Secretary of State of the State of Delaware to:

Geospace Technologies Corporation

7007 Pinemont Drive

Houston, TX 77040

Attn: Chief Financial Officer

(d) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further conveyances, assignments, transfers, deeds or other instruments or further acts are necessary or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and the possession of any property or right of Parent acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Parent and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such further conveyances, assignments, transfers, deeds and other instruments and to do all such further acts as are necessary and proper to vest, perfect or confirm title to and the possession of such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of Parent or otherwise to take any and all such actions as contemplated by this provision.

9.	Termination.

This Agreement may be terminated at any time prior to the filing thereof with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas upon a vote of directors of either Parent or Subsidiary notwithstanding approval of this Agreement by the stockholders of Parent or the sole shareholder of Subsidiary. In the event of such termination, this Agreement shall forthwith become void and neither party nor its respective officers, directors or stockholders shall have any liability hereunder.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

PARENT:

GEOSPACE TECHNOLOGIES CORPORATION

By:	/s/ Thomas T. McEntire
Name:	Thomas T. McEntire
Title:	Chief Financial Officer

SUBSIDIARY:

TEXAS GEOSPACE TECHNOLOGIES CORPORATION

By:	/s/ Thomas T. McEntire
Name:	Thomas T. McEntire
Title:	President

[Signature page to Agreement and Plan of Merger]